WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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AN-CON GENETICS, INC.
APPENDIX A TO ITEM 601(c) OF REGULATION S-B
COMMERCIAL AND INDUSTRIAL COMPANIES
ARTICLE 5 OF REGULATION S-X
FINANCIAL DATA SCHEDULE FOR THE SIX
MONTHS ENDED JUNE 30, 1996



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EXHIBIT 27
AN-CON GENETICS, INC.
APPENDIX A TO ITEM 601(c) OF REGULATION S-B
COMMERCIAL AND INDUSTRIAL COMPANIES
ARTICLE 5 OF REGULATION S-X
FINANCIAL DATA SCHEDULE FOR THE SIX
MONTHS JUNE 30, 1996



                                                             June 30,
ITEM NUMBER              ITEM DESCRIPTION                     1996

5-02 (1)               Cash and cash items                    75,400
5-02 (2)               Marketable securities                      --
5-02 (3) (a) (1)       Notes and accounts
   receivable-trade                                          581,700
5-02 (4)               Allowances for doubtful accounts           --
5-02 (6)               Inventory                             727,400
5-02 (9)               Total current assets                1,512,000
5-02 (13)              Property, plant and equipment       2,243,100
5-02 (14)              Accumulated depreciation              813,300
5-02 (18)              Total assets                        3,688,900
5-02 (21)              Total current liabilities           2,541,800
5-02 (22)              Bonds, mortgages and similar debt     698,300
5-02 (28)              Preferred stock-mandatory redemption       --
5-02 (29)              Preferred stock-no mandatory redemption    --
5-02 (30)              Common stock                           66,500
5-02 (31)              Other stockholders' equity            655,400
5-02 (32)              Total liabilities and stockholders' equity3,688,900
5-03 (b) (a)           Net sales of tangible products      3,214,200
5-03 (b) 1             Total revenues                      3,214,200
5-03 (b) 2 (a)         Cost of tangible goods sold         1,599,600
5-03 (b) 2             Total costs and expenses applicable to
    sales and revenue                                      1,599,600
5-03 (b) 3             Other costs and expenses            1,309,500
5-03 (b) 5             Provision for doubtful accounts and notes  --
5-03 (b) (8)           Interest and amortization of debt discount  64,500
5-03 (b) (10)          Income before taxes and other items( 240,600)
5-03 (b) (11)          Income tax expense                     84,200
5-03 (b) (14)          Income/loss continuing operations     156,400
5-03 (b) (15)          Discontinued operations                    --
5-03 (b) (17)          Extraordinary items                        --
5-03 (b) (18)          Cumulative effect-changes in accounting
    principles       --
5-03 (b) (19)          Net income or loss                    156,400
5-03 (b) (20)          Earnings per share - primary             .02
5-03 (b) (20)          Earnings per share - fully diluted       .02





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